Exhibit 99.1

Strategic Hotels & Resorts, Inc.

Earnings Call Transcript

August 3, 2006

Contents

Section
1	Management discussion section	1

2	Question and answer section	9

Section 1

Management discussion section

Management discussion section

Operator: Good morning ladies and gentlemen, and thank you for standing by. Welcome to the Strategic Hotels & Resorts Incorporated second quarter 2006 earnings results conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, we will conduct a question-and-answer session. Instructions will be provided at that time to allow you to queue up for your questions.

I would like to remind everyone that today’s conference is being recorded and would now like to turn the conference over to Ms. Claire Koeneman of the Financial Relations Board. Please go ahead ma’am.

Claire Koeneman, Financial Relations Board

Thanks Jeff, and good morning everyone. Welcome to Strategic Hotels and Resorts second quarter 2006 call. The press release and supplemental financials were distributed yesterday. If anyone online did not receive a copy of these documents, they are available on the company’s website at www.strategichotels.com in the Investor Relations section. Additionally, we are hosting a live web cast of today’s call, which you can access in that same section. A replay of the call will be available for one month on the company’s website.

Before we get underway, I would quickly like to state that this conference call will contain forward-looking statements under Federal Securities laws. These statements are based on the current expectations, estimates and projections about the market and the industry, in which the company operates, as well as management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statements noticed with the SEC filings. In the release and supplemental data, the company reconciled all non-GAAP financial measures to those directly comparable GAAP measures in accordance with the Reg G requirements.

Having gone over all of that, I’d like to welcome management. With us today include Laurence Geller, President and Chief Executive Officer; Richard Moreau, Executive Vice President, Asset Management; and Jim Mead, Chief Financial Officer. Without further adieu, I’ll turn the call over to Laurence.

Laurence Geller, President and Chief Executive Officer

Thank you, Claire and good morning everybody. We had another strong operating quarter with solid top line improvements and substantial expansions in our operating margins. We saw strength across all of our markets and within each of our segments, although as in any portfolio, there were individual properties that didn’t perform up to our expectations. However, the average performance was very positive, and we do continue to like the trends we’re observing in our high-end segments of the lodging industry.

Our general observation is that group activity continues to grow, with group pacing ahead year-over- year for both the current year and for 2007, and we’re seeing particular strength in pacing in Southern California and Chicago. Transient and business-related demand continues to be strong and our leisure demand continues to grow. The only transient weakness we saw during Q2 related to some inclement weather in coastal Southern California during May and June. Our performance in comparison with our guidance, was slightly lower than expected and Richard will discuss some of those specifics in a moment. However, during the quarter, we invested in building up our internal infrastructure to develop and to execute our important internal growth strategies, as well as implementing organizational changes, which we felt were mandated by the speed and size of our acquisitions and their related growth plans.

As you know, we focus on making returns from our investments in, and of, human capital. And I’m pleased that our team today includes some of the very brightest and the best in our industry. Our enthusiasm for the potential of our hotels only continues to increase. We have put the resources in place and have the focus to deliver the anticipated investment growth in our hotels in the upcoming periods. We are in a strong position now to find and exploit every opportunity of increasing the yield per square foot of our properties and that’s an important measure, for us, of success.

We have been very active during the first six months of this year, so I think it’s appropriate if I give you some context for where we’ve been and where we’re going. If the past 12 months have been characterized by aggressive acquisition activity and fund-raising, I would say that the next 18 months would be characterized by capital recycling, progress on our internal growth programs and development of a distinct and separate European entity, which espouses the same professionalism, systems, passion, energy and disciplines as we have here in North America.

During this past 12 months we have completely rebuilt the foundation of our company and over the coming 12 months we will complete its transformation through thoughtful and disciplined capital recycling. Our regular and methodical life cycle approach provides us the appropriate analytical tool to assist us in disposition decision-making. But simply stated, if a property doesn’t provide an adequate return on our human capital investment and only provides cyclical benefits we consider selling it. This is especially true if it is a property we wouldn’t buy again today.

Last year we sold two hotels, we currently have two additional hotels listed for sale and are preparing two more for listing towards the end of this year. Each of our hotel acquisitions provides outstanding growth and investment potential. That’s what we do and that’s our style, and it’s our goal to have the most consistently high-quality, high growth portfolio of hotels in our sector as we methodically and systematically execute our research driven value-added master plan for each and every property.

This week we announced the buyout of our partner’s 65% interest in the InterContinental Prague Hotel, as well as the purchase of the Marriott Grosvenor Square in London, which we will acquire as another step in our long and ever-strengthening relationship with Blackstone. These two transactions are part of a well-considered overall plan to expand our activities in Europe. This plan is designed to take advantage of our extensive knowledge, our experience, track record, professionalism, and reputation throughout the European hotel markets, and to build on our success in not only creatively structuring transactions, but, more importantly, our undisputed long and consistent history of making substantial operating and capital profits in Europe.

Our objective is to be very measured in our approach through a very careful allocation of capital for Europe, and to set up a separate and distinct management team so as not to divert attention from our growth imperatives in North America. As we have stated consistently, we intend to enhance our returns in Europe through fees generated through thoughtfully structured partnership arrangements. And as we have consistently said also, our priority is to focus on our North American opportunities and Richard will ensure that his operating and project development teams will continue their intense and passionate focus on our North American hotels and on the execution of our important growth-oriented master planned projects on each hotel. Let me tell you that while we believe our approach to value-enhancing hotels is rare and unparalleled in North America, it truly is unique and pioneering in Europe. And we have concluded that expanding in Europe provides us potentially higher IRRs and, importantly a substantial source of FFO per share growth, that would include benefits of the intensive asset management of value creation strategies, that are at our core and are our very cornerstone here in North America. I am now going to turn the call over to Richard for some commentary on our hotel results.

Richard Moreau, Executive Vice President, Asset Management

Thank you Laurence. We had a strong performance in our North American portfolio with growth in Total RevPAR of 9.3%, supported by a 10.3% growth in RevPAR. Our same-store RevPAR growth of 10.8% was supplemented by 6.0% growth in food and beverage and other non-rooms revenue to give us a same-store Total RevPAR growth of 9.2%. RevPAR growth was driven exclusively by increases in rate as our hotels sacrificed four-tenths of a percent in occupancy for rate during the quarter. The 11.2% increase in same-store rates was a large contributor to a healthy 310-basis point expansion in our EBITDA margins. As Laurence said, we are seeing demand strengthen across all segments of the high-end market. We carefully monitor segment-by-segment trends to take advantage of pricing opportunities by reacting to any discernible trend shifts.

Our strongest increases in same-store results were the Four Seasons Punta Mita with its 27% increase in rate, the InterContinental Chicago, which picked up some unexpected group business during the quarter, the Hyatt Regency Phoenix, which is showing the benefits of some group activity after a very poor prior year, and the Ritz-Carlton Half Moon Bay, which despite some disruption from road construction on the Pacific Coast Highway leading to the hotel, had an 11.5% year-over-year increase in food and beverage revenue resulting from our fire and wine repositioning. The weakest showings came from our Four Seasons Mexico City, which had a decline of almost 3% in Total RevPAR, as business literally came to a stop in the weeks before the American presidential elections and is still suffering due to the public controversy and marches organized as a result of the contested election results. Our InterContinental Miami lost a large meeting and saw some weaknesses in the related catering and banqueting side of our business.

In addition, we are seeing a noticeable reluctance from meeting planners to book business in Miami during the hurricane season. So, although we expect a strong year in total, we have reduced our forecast for this property for the remainder of the year. Among the properties that we do not include in any of our same-store North American measures, the Hotel del Coronado lost some anticipated revenues caused by weather-driven cancellations and the resultant last-minute booking pace. However this iconic property remains on track to meet our expectations for the year. The Four Seasons Washington, D. C. is showing outstanding results as the hotel’s management team continues to implement our research driven rate strategy without any apparent impact on occupancy. As I said, our 310 basis point property EBITDA margin improvement in the same-store portfolio was mostly driven by the 11% increase in average daily rates. Labor costs across our portfolio rose in the neighborhood of 7%, including relatively higher cost increases related to health insurance. We do not anticipate any major union issues and are pleased to note that the recent settlements in New York and with several of the major chains nationally, are in line with our comments to you over the past two quarters.

Our properties had previously budgeted for various components of increases driven by the union negotiation, although we have only four unionized hotels and two of them presently have contracts that extend to future years. It’s impossible for us not to have been impacted by the substantial increases in oil prices and energy costs, which increased about 11% during the quarter and which, in total, cost about 28 basis points of margin. However, taken in total, the operating costs have been well controlled and our systems continue to increment profit flow through.

We had very good results in our European properties, despite the impact of an unfavorable movement in exchange rates. Measured in Euros, our Paris Marriott had an increase of 9.6 % in Total RevPAR. As a result of strong group activity, the Marriott Hamburg Total RevPAR increased 20% due in part to the World Cup quarterfinals. InterContinental Prague, which prices its rooms in Euros, but pays expenses in Czech Koruna, achieved an 8% Total RevPAR increase measured in Euros, but showed poor results because of the foreign exchange impact of the strengthening local currency.

In prior calls I have gone through a detailed listing of our capital project planning and construction activities. I won’t go through the entire list again today, but if you have any specific questions, I will be happy to answer them in our Q&A. Suffice it to say, we’re making substantial progress on the development and execution of our master planned activities at every property. However, I would like to mention a couple of highlights from properties that have major projects underway. Our new 24 room addition, new 5 room suite complex, retail expansion, and beach front restaurant at Punta Mita are scheduled for completion in time for the upcoming winter season. By the way, we expect to start construction in the near future on the neighboring, very luxurious LaSolana hotel development and hope to deliver this project during 2009. We’re excited about these projects, which build on the unquestioned strength and success of the Four Seasons Punta Mita.

The other major ongoing activity is at the Hotel del Coronado, where we anticipate delivering our new spa and fitness center, concurrent with the first condominium hotel units delivered and sold in the spring of 2007.

Now I will turn the call over to Jim.

Jim Mead, Chief Financial Officer

Thanks. And I think we meant to say that it was the Mexican presidential elections not the American presidential elections. Thank you, Richard. We reported second-quarter Comparable EBITDA of $48.3 million and Comparable FFO per share of $0.42. We made two adjustments to our Adjusted EBITDA and FFO in order to get to our comparable figures. First, we reversed the cost of severance related to the termination of our management contract with Marriott at the Rancho Las Palmas Resort. We were delighted with the sales price on this property, especially given its historical cash flow and deferred capital need. Part of value enhancement was a termination of the management contract and the buyer of the hotel assumed severance obligations, so we reversed the cost this quarter, but adjusted this benefit out of Comparable EBITDA and FFO. Second, we spent $1.1 million during the quarter creating the plan for the Hyatt Jazz District, as part of our strategy to enhance the prospects for and, increment the value to our Hyatt Regency Hotel in New Orleans.

Laurence will give you a bit more color on the plan in a moment, but we conservatively charged this to earnings as it relates to the overall Jazz District and not to our hotel investment specifically. This charge has been added back to provide period over period comparability. The results for the second quarter represent about $1 million or $0.01 below our range of guidance. Our operating results were as we expected, and the major contributors to this difference were foreign exchange, some timing differences between our fund-raising activities and investment activities and increases in G&A. We booked $600,000 in foreign exchange losses in the translation of Prague results into U.S. dollars. As you’re aware, we do not attempt to make any foreign exchange movement assumptions when providing guidance so, our guidance does not include this potential cost.

As we conclude the buyout of the 65% interest in the InterContinental Prague to give us full ownership, and with the purchase of the Marriott Grosvenor Square in London, we’re structuring to reduce the income statement impact of foreign exchange gains and losses in the future. Second, the timing of capital raises and investment of the capital did not match exactly, which cost us an additional $0.5 million or so.

And finally, G&A was higher as a result of some broken deal costs on acquisition due diligence, for deals that we decided not to pursue, and staffing costs on asset management and project development team members that were brought on during the quarter to manage the execution of our internal growth master plans. This investment in human capital naturally goes hand-in-hand with our financial investments and growth plans.

Our reported Comparable FFO per share was below last year’s as a result of some unique events. The Hyatt Regency New Orleans contributed $0.07 per share in the second quarter last year, and is out of service due to Hurricane Katrina. This income is protected by insurance. However, as we have reported to you each quarter since Hurricane Katrina occurred last year, we will not book this income until final settlement is reached with our insurance companies. We also had about $0.02 in foreign exchange differences year-over-year. So collectively, our FFO per share in the second quarter was slightly above last year’s.

We announced two European acquisitions this week, the London Marriott Grosvenor Square is a recently repositioned 236-room hotel in the heart of the West End of London. The $192 million purchase price should generate a first-year EBITDA of between $13 and $15 million or about a 13.7 times multiple of EBITDA. The location of this property is excellent and the strengthening of the London market is following the trends we have seen in New York and is likely to continue as the city builds up for the 2012 Olympics.

We recently agreed to purchase the remaining 65% interest in our InterContinental Prague hotel from GIC Real Estate for $125.3 million. This partnership has been in place for the past seven years and as a result of its exceptional performance, we were able to discount the purchase price by a $7.6 million promote that we earned over the holding period. The next 12 months EBITDA for the entire hotel is anticipated to be between $14.5 million and $16.5 million, or in the range of a 12.5 times multiple of EBITDA. We will now be able to execute the expansion and repositioning plans we have for this great property in what is unquestionably the best location in this much visited European capital city. We believe that both of these properties are exceptional buys, especially considering the low-cost of debt in Europe versus the United States. These acquisitions are also an integral part of our European strategy, which will center on using our value-added approach much like Strategic in the U.S., however, leveraging and incrementing our returns through fees. Let me briefly outline a few elements of our plans.

We’re working with a variety of potential partners in order to reduce our equity investment in Europe and to broaden our exposure to a larger portfolio of properties. It is our present intent to form one or more ventures that would take them off balance sheet for Strategic. Recognizing that an investment of U.S. capital into Europe has additional risks, we intend to appropriately enhance the return to our shareholders by leveraging equity returns through incremental fees. Our targeted properties are similar in nature to those that we have targeted in the U.S. in major metropolitan areas and resorts. The markets in Europe are perpetually supply-constrained in the better locations.

Our focus will be to find hotels with the underpinning of value, cyclical potential and asset management upside, as we do in North America. Most importantly we will not be distracted from our North American opportunities. We have invested considerable human capital in the development of specific value-enhancing plans for each of our properties. We intend to place the highest priority on exploiting these opportunities. Therefore, we will separately staff a European asset management team to ensure that our U.S. plan execution remains focused.

Let me summarize how all of this adds up to guidance for the year. We’ve reduced the top end of our range of guidance, which was $1.45 to $1.60 and is now in the range of $1.45 to $1.52. That is about a $0.04 reduction of the midpoint or about $3 million.

Our hotel operations are well on track to meet or exceed our expectations for the year, so let me give you an abbreviated accounting of some of the differences. First, we renewed our insurance for the year, and while property insurance costs were higher, earthquake insurance was particularly tough to obtain and cost us approximately $3 million more than we expected on a full-year basis, or about $1.5 million for the second half of 2006. We also started off the last half of the year down $600,000 in foreign exchange losses in the second quarter. We do not try to predict changes in exchange rates, and it will take us a few weeks to structure around this exposure. So guidance for the second half of the year has not accounted for any additional FX gain or loss. The remaining difference can be attributed to higher G&A than we forecast in our guidance. The number of internal investment projects has naturally multiplied in line with our acquisitions. As a result, we increased staffing to ensure that all of these projects are adequately covered. This incremental investment in human capital is relatively small compared with the magnitude of the returns that we expect from these projects. In closing, let me try to give you a sense of our annualized run rate of EBITDA.

We announced an annual EBITDA guidance range for 2006 of between $205.7 million and $210.6 million. If we were to pro forma this number to what it would be with 12 months of ownership of our 2006 acquisitions, and let me just use the midpoint of guidance for the purposes of convenience, we would get an annualized run rate, excluding any growth beyond this year, of about $265 million. And of course if you were to include growth into 2007, this number would be higher. Then we have a couple of non-income producing assets that are not included here, such as the Hyatt Regency New Orleans, our land investments under planning for the expansion of the Four Seasons Punta Mita, the value of 29 new rooms to be delivered at Punta Mita later this year, as well as an assortment of other smaller projects across the portfolio. Thank you now, and now I will turn the call back to Laurence for some closing remarks.

Laurence Geller, President and Chief Executive Officer

Thanks Jim. Let me give you an update on New Orleans and our plans. As we’ve told you over the past quarters, we’ve been working very hard with local, state and federal governments to put together a significant civic project designed around enhancing our hotel and its surrounding neighborhood. All of this work is to only one end, and that is to improve the value of our hotel for our shareholders. This project, which is currently known as the Hyatt Jazz District, has been announced in concept and has gained both general approval and solid reaction both from a civic and political perspective. Simultaneously, we’re working closely with our insurers in an effort to be able to settle on the outstanding claims that Jim has referenced. We’re making solid progress towards satisfactory settlement and will keep you informed as events occur. New Orleans is not a simple issue, it’s not easy. Obviously, matters such as local security, the rebuilding of the levies, the marsh eco-system and the results of this current hurricane season play into the sustainability of any recovery and, importantly for us, the perception of the meeting and convention planners for the future of this city.

Recent announcements by the federal, state and local governments not only auger well for the city and for the state, but also, and most importantly, for our stakeholders value. Rest assured, we’ve got a pragmatic approach to our shareholders’ interests in this matter and we have a very clear plan of action, which we are single-mindedly pursuing in the face of complex, difficult and very unusual circumstances.

We are at a very important juncture in our evolution as a now two-year-old public company. We now have a high-end portfolio with the scale, geographies, brand and quality level that fits our plans. We have master plans for our properties that promise exciting and profitable opportunities and growth. We’ve determined which assets we feel do not belong in our portfolio for the longer-term and we’ve got plans for their disposition and for recycling the capital derived from these sales.

Our sectors of the lodging market show continuing strength and demand. Supply in our markets is still negligible. Meeting planners’ sentiment is high. Demand trends are all consistently pointing in the right direction, high-end leisure travel demand is constantly strengthening and pricing elasticity in many segments of our business offers exceptional room rate growth potential. Business and corporate demand in our markets remain solid, and our operating systems are helping towards delivering high profit flow throughs. Now remember, I would like to stress, remember that only just over half of our revenues are derived from our rooms business and these non-rooms revenues have inherently lower profit margins. So, when considering our margins, the mix of business is crucial. Our hotels are generating strong growth in the non-rooms area and we’re excited about the opportunities for maximizing profits on a per square foot basis, these look strong and robust.

We’ve demonstrated our ability to execute growth projects, add operational value, increment value to the properties even for those hotels we plan on disposing – we’ve shown we can upgrade the overall quality level of our portfolio, and we are able to take advantage of market driven opportunities to build and grow our high-quality portfolio using our research, reputation, experience, skills and our relationships. So, it is against this backdrop that I’m comfortable that we have the plans in place, the necessary human capital and the opportunities to provide solid growth without the current need for again accessing the equity markets, which have been so very supportive of us during the past 12 months.

Our North American portfolio is iconic, high-end and unique. Our value-added plans increasingly set us apart from our competitors and will sustain our growth in the coming years. Our European strategy is based on track record, experience, pragmatism, professionalism, in-depth market knowledge and a cautiously researched view of the cyclical recovery in the various European markets we focus on.

The fundamentals are strong for our company. We have great assets, strong and executable internal growth plans, extensive and identified capital recycling opportunities, very limited supply which underpins growth to a greater extent than we have seen in previous cycles, strong demand and a great team of motivated professionals and a consistent disciplined focus on measurable strategy.

Let me end by answering a question that I was recently asked concerning our views on the length and sustainability of the lodging cycle. In our segments, with its high barriers to entry and high demand trends across all of the various components of its business, unless new supply is under construction today, it will take at least a three to four year period to have meaningful competition. Therefore, with that in mind, I would say that our markets are more healthy and resilient than at any time I have seen in recent history. So using the common baseball analogy, we can’t help feeling like we are in an early inning. With our high-end market sector, our portfolio, our plans and our single-minded focus on creating shareholder value, we feel poised to provide strong and sustainable growth for the immediate future.

Thank you for listening to the three of us and I would like to now take any questions you might have.

Section 2

Question and answer section

Question and answer section

Operator: Thank you very much, sir. Our question-and-answer session today will be conducted electronically. If anyone on the phone should have a question or a comment, we ask that you please press the star key followed by the digit one on your touchtone keypad. We ask that you please make sure that your mute function is turned off to allow your signal to reach our equipment as well as to allow us to hear your question when your line is open. Once again, please press star one and we will pause for just a moment to assemble the roster. And we’ll take our first question today from Bill Crow of Raymond James, please go ahead.

<Q – Bill Crow>: Good morning gentlemen. Just a few questions, Laurence, we have heard from a few companies that the leisure travel is starting to soften a little bit and specifically, yesterday heard somebody talking about leisure travel – Someone said leisure demand is still there, but people are spending less once they get to the hotels. Your comments seem a little bit counter to that, what are you seeing in your properties specifically when it comes to the consumer?

<A – Laurence Geller>: Okay, thanks Bill, good morning. First of all, I am not going to comment on other peoples’ comments in lower market sectors than ours. We have a very high quality portfolio, which is very resilient because of the type of customers we have. We’re seeing the contrary, we’re seeing the propensity to spend on leisure travel at the luxury market as increasingly strong, not diminishing in any way. In fact, we’re spending time and effort searching for ways to offer the consumers more things to spend their money on in our properties, which our research is indicating they demand. So, I don’t want to give a – don’t take my comments as macro, there are purely focused on our segment of the market, which is the high-end in the luxury market and frankly that resilience is why we focused on this market.

<Q – Bill Crow>: Yes, that’s helpful. Thank you. A couple of other questions that are really tied together. Jim, I appreciate the pro forma EBITDA discussion, the 265. Assuming that you sold the four assets, the two that are being marketed and two others that are set to go to market shortly, how would that impact that pro forma number?

<A – Jim Mead>: I don’t have the number for you off the top of my head, but we can certainly give that to you Bill, and the results of the properties are in our supplemental, but of course you have to counter that with what we do with the money as well. So –

<Q – Bill Crow>: But, Jim that was the second part of the question. If you – it seems like you guys are poised to sell, I don’t know, pick a number $750 or $1 billion worth of assets over the next 18 months. What do you do with those proceeds? How much of that is earmarked for debt reduction versus redeployment into opportunities you find on the acquisition side?

<A – Jim Mead>: From a technical standpoint we’re setting up the next few sales to be reverse exchanges with the Fairmont Scottsdale hotel, so those would be targeted for debt reduction.

<Q – Bill Crow>: Okay.

<A – Jim Mead>: After that Bill, you know we got the 1031, we’re going to need to 1031 assets as we sell them in excess of these next couple. So we will look at them, but we will look at the acquisitions in the context, of what we can do with the proceeds before we make a decision about selling.

<Q – Bill Crow>: Okay.

<A – Jim Mead>: So I think it’s just a matter of trading out of one multiple with one growth prospect into hopefully a similar multiple with a better growth prospect.

<Q – Bill Crow>: Right, okay, that’s helpful, thank you.

Operator: And we will now take our next question from Wachovia Securities, Jeff Donnelly. Please go ahead sir.

<Q – Jeffrey Donnelly>: Good morning guys. Jim, I apologize if you have touched on this. I’m just curious if your ‘06 guidance included any impact of asset sales?

<A – Jim Mead>: No, the ‘06 guidance does not include any forecasted asset sales that haven’t been concluded already.

<Q – Jeffrey Donnelly>: Okay, and then I guess kind of relating to what Will was asking. I was just trying to get my arms around your liabilities. Can you tell us where – can you forecast where any debt balances will be once the financing of the most recent acquisition is finalized, and could you, to the extent you could, provide, maybe a rough run rate if you will in interest expense thereafter?

<A – Jim Mead>: Well, I’ll tell you what, we will get back to you on the run rate of interest expense. But from a leverage standpoint, from a debt leverage standpoint, and again it’s going to be sensitive to the timing of closing of sales, but if we were not to close any sales and acquire the assets that we have under contract to acquire right now, our leverage will go up into the high 40s. After the contemplated asset sales, it comes down, I think, 3 or 4%, and I am just talking about the two that are for sale right now, for this year.

<Q – Jeffrey Donnelly>: Right.

<A – Jim Mead>: Not the two that we are planning on listing. And then with a joint venture activity that takes the acquisitions in Europe off of our balance sheet, we will push down another 2%, so we get into the below 40 range at that point.

<Q – Jeffrey Donnelly>: So, do you have an estimate on what your year-end actual debt would be?

<A – Jim Mead>: It depends on whether we are successful in completing our joint venture structures in Europe, our target would be to be below a debt leverage of 40% by the year-end.

<Q – Jeffrey Donnelly>: Okay. And then just a few follow-up questions, similar in theme on a handful of assets, when you acquired the Fairmont, you guys thought, I guess ‘06 EBITDA would be in the range of 13.5 to 14.5 million, I think year-to-date it’s around 6.1. Are you guys still confident with that outlook or are profits just back ended through the Chicago market?

<A – Jim Mead>: You’re talking about the Fairmont Chicago hotel. For a trailing 12 – well we haven’t owned it for 12 months, but on a forecasted 12 months basis we are substantially over our forecasted numbers. I think we’re over by over $1 million. So, I think we will see the top-end of our guidance range on that asset in the first 12 months.

<Q – Jeffrey Donnelly>: And, similarly can you walk us through, I guess a similar comparison either way, you guys are looking for an ‘06 pro forma for both the two InterContinental Miami and Chicago, as well the Four Seasons?

<A – Laurence Geller>: Four Seasons Washington, D.C., Jeff?

<Q – Jeffrey Donnelly>: Correct.

<A – Laurence Geller>: I am sorry, you want the forward-looking 12 months?

<Q – Jeffrey Donnelly>: I was just curious how you thought you guys were going to fare in ‘06 versus the original expectations?

<A – Jim Mead>: Let us first start with the InterContinental Miami, Chicago and Fairmont; collectively, we were $5.9 million over our underwritten numbers at the end of last year. I don’t have the first 12 month numbers, but we are well, well over expectations. The D.C. property is running right at our expectations right now. But we think that we are being actually too passive on rates, in fact, that market has been

<A – Laurence Geller>: Let me jump in, Jim. Jim using the term passive for anything we do at this company is a terrible term. And I hope no hotel chains get to hear that. We haven’t been passive. What we have been pleased is by, we put in as we told you, we had a very aggressive rate strategy in conjunction with Four Seasons. As Richard mentioned, we haven’t seen any impact at all to occupancies on that, the demand is intense. So, we are now working again internally, we will work then with Four Seasons to re-look at that rate structure and see if we can actually propel past our previously estimated returns. But we are certainly on and comfortably on the numbers we gave you before. The question to ask is how high is up?

<Q – Jeffrey Donnelly>: Okay. And just to be clear, the two InterContinentals are running kind of in-line or ahead of your expectations in ’06?

<A – Jim Mead>: Well ahead of our expectations.

<Q – Jeffrey Donnelly>: All right, great. Thank you guys.

Operator: And our next question today will come from Will Truelove of UBS. Please go ahead.

<Q – Will Truelove>: All right. Thanks guys. Getting to the European expansion that is coming, Laurence, you mentioned that you anticipate extremely high IRRs from your European acquisition, but given that in Europe you tend to have to pay higher multiples, you had to increase your corporate expense to develop some capital out there, this can’t completely be offset by just lower interest rates in Europe. Does this imply that the hotels are totally mismanaged or what? Can you talk a little bit more about that?

<A – Laurence Geller>: Yes, sure. First of all, we – let me go back. I don’t think we ever said a hotel is totally mismanaged. We believe that asset management in Europe provides a very nice fit around our skill sets and have spent the last seven or eight years in proving that point, to a well-known degree. That’s one. Two, what we talk about is by taking a minority position in the hotel, less than 50%, that gives us non-consolidation on the balance sheet and by taking asset management fees, our equity return in those properties are leveraged by the fee, by not only by the cost of debt, but by the fees that we generate for our value-added services. So, it’s not just the income derived from the hotel, but the incremental income derived from various asset management and other fee streams.

<Q – Will Truelove>: Okay. Thanks.

Operator: And before we move on to our next question, we have one remaining in the queue. I would like to remind everyone that if you should have a question or comment at this time, to please press star one. And we will now hear from Asad Kazim from RREEF. Please go ahead.

<Q – Asad Kazim>: Hi, guys. Wondering on Miami, some of the industry prognosticators are calling for fairly large occupancy declines next year for the market. How does that compare to what your expectation is for the offset in ’07?

<A – Laurence Geller>: Hi Asad, it is nice to hear from you again. I don’t know what industry prognosticators you are listening to, we don’t see it, but Miami is a very, very big market. It has got a whole series of sub markets and goes incredibly deep into the hinterland . Where we’re at remember we are in a downtown high-end meeting planner market where three or four major hotels have come out or are coming out of supply caused by this recent spate of residential construction there. We see no – on the contrary, we not only don’t see any diminution in demand at either the group or the non group level, we are seeing an increasing propensity to consume at the group market level. That will go up – all through our point of view as we continue to improve and upgrade the property and implement the plan as we’re doing now, we are actually anticipating an increased demand over and above market driven demand. So I think, and as I commented earlier on, there is always a danger in looking at macro level numbers in dealing with us.

<A – Jim Mead>: Let’s just give you the numbers on the hotel.

<A – Richard Moreau>: Well I think, some of that concern could be because of this hurricane season, we are experiencing some demand softening this year. If we get through hurricane season without a major storm, I think it will solve itself for next year, if that is what they’re talking about. But other than that, the other times of the year, we are still seeing strong demand in group and in transient.

<A – Jim Mead>: And our pace by the way, our pace that is, for 2007 is up 76% over where we were a year ago. It is just the indicators are very strong.

<Q - Asad Kazim>: We will drop the data provider.

<A – Laurence Geller>: Thank you. You will probably miss his income.

<Q - Asad Kazim>: Yes. No – kidding. Can you talk, just on the transaction market a little bit, and especially since you guys are going to be selling assets next year, have you seen any slowdown, and obviously the kind of assets you are buying are higher end, but what you’re selling is obviously not the same as what you’re buying, is there, has any slowdown been expected in pricing for those assets, and especially in light of some folks trying to sell wholesale to retail, those asset sales are not going very well in the market, I am just wondering how that might impact your asset sales.

<A – Laurence Geller>: I can’t comment on anybody’s asset sales, we haven’t seen any lightening in demand for our product, We are very, very pleased by the reaction of the market to the two assets that we are currently in the market with, which are pretty well where we expected them to be. So I haven’t seen anything – I don’t know what wholesale to retail you were commenting on, we are hearing of other assets sales about to be announced that are in breathtaking multiples.

<A – Jim Mead>: Let me just comment that the low-end of our assets is not an unattractive asset in the marketplace. The Hilton Burbank Airport hotel is just spectacular, marketplace is spectacular, assets in Southern California as well, so we think we will do very well there.

<Q – Asad Kazim>: And just lastly guys, one thing that has folks concerned about that is specific to your story is that you guys are paying what seems like big prices today and there is somewhat of a ramp-up period in some of the assets, and people are concerned obviously about the cycle, during an IRR initial period, you have a little bit of a ramp-up and then what might happen in the out years in the cycle and then obviously on the exit, if you folks believe you paid a decent price on the assets, I’m assuming you’re not going to get a much better price on the exit. So, where is the juice in the IRRs today, as you guys see it?

<A – Laurence Geller>: Help me a little bit, you said something that I think I misunderstood, Asad?

<Q – Asad Kazim>: Sure, I guess you are saying [inaudible]

<A – Laurence Geller>: Let me just, allow me, are you saying you don’t get a better price on the asset or you don’t get cap rate compression —?

<Q – Asad Kazim>: You don’t get further cap rate compression from your – from the point you bought the assets, assuming that it was flat cap rate on the exit, where in the IRR is the juice?

<A – Jim Mead>: Let me just give you the technical, just from a technical standpoint we generally increase our exit cap rate by about 1% over our going in cap rates. So, we never assume a cap rate compression in fact, we build in a cap rate expansion as a result of, uncertainty because it’s time out, but secondly, because the property is older and we figure that there has got to be some deferred capital that would happen on sale as well. So, from a technical standpoint we don’t look at it that way.

<A – Laurence Geller>: From a pragmatic standpoint however Asad, if you remember, we don’t buy as others do, just to continue on a status quo. We are buying there to add to our skill sets to use our skill set to increment it operationally, physically and from a marketing perspective. So, we anticipate some form of profit expansion and that’s how the IRRs come in, its as simple as that.

<A – Jim Mead>: I mean again so you see we are talking about the potential, the actual fact is that we have got internal plans to create new restaurants new income for the existing hotel and then in the outside there is potential for new rooms. Same with Laguna Niguel, there are solid baseline underwriting for all these hotels and then there are intentional upsides, which are dramatic because of the additional rooms to build out a meeting space at the Fairmont Scottsdale and other pieces, so I would love to spend some time with anyone on the phone today and taking you through any underwriting because we are absolutely thrilled about the prospects for all of these acquisitions.

<Q – Asad Kazim>: I understood, and I apologize, one last question, for taking up some of your time. Laurence, I guess how is the private company different from the public company today, because it seems like most of the assets that are in the private company that came public in the IPO are being sold. So, what was the thought process when you guys bought those assets and how is that thought process different today in the public company when you are in control?

<A – Laurence Geller>: The full process when we initially bought the – bought some of these assets was fairly similar and we were going to buy them into the cycle, add the value added process to them, and sell them in short term. Obviously, markets have changed radically since 1997, when we acquired these and this is nearly 10 years later, dynamics have changed, opportunities have changed and research has changed. I have to tell you that despite what’s going on with the 2001 issues, I believe, and we don’t control the timing of the sale of the private co. assets, these assets have been sold very well in general terms and even if you take into account the vicissitudes on the industry from 2001 onwards, have not been unpleasant surprises.

<Q – Asad Kazim>: Can you just give us lastly, just last question, can you just give us the IRRs you think you guys have realized on some of the private co. assets?

<A – Laurence Geller>: Absolutely not.

<Q – Asad Kazim>: Okay. Thank you.

Operator: And at this time we will take the final question in our queue. And that comes from David Richter from ABP Investments. Your line is open sir, please go ahead.

<Q – David Richter>: Hi, guys. Just a couple of quick ones, I just want to understand the guidance and the run-rate EBITDA numbers that you have mentioned. Does that assume that the two European hotels, Prague and London are 100% consolidated, and if that’s the case then I guess the follow-up is what you expect your ultimate equity investment in the European joint venture should be?

<A – Jim Mead>: Let’s start with – the answer is the run rate is including all the acquisitions and the ownerships structure that we have in place, which means the hundred percent ownership on European assets. We’ll adjust guidance; obviously next year to the extent that we have a joint venture that changes that prospect. In terms of our absolute investment, we have roughly $200 million of equity capital in all of those investments right now and I’m using a number on my list – I’m thinking of a number that includes some equity investments that we have in terms of value and to the leasehold interest as well. I think that on a going-forward basis, David, we would have to assess from an allocation of capital standpoint, where we want the capital to be in Europe or in the U.S. and U.S. opportunities. We certainly are comfortable with the amount of equity we have in Europe. I think the issue is going to be do we grow it in the future and then it becomes a question of future allocation of capital resources. But we’re going to start with where we are and then make these assessments as we go forward.

<Q – David Richter>: Okay, and I apologize if it is in the release—did you guys put out a —can you give us a sense of what you think the hotel operating margins will do for the second half of the year?

<A – Jim Mead>: We had announced in our guidance for the full-year, a 200 – this was back when we did guidance in the first quarter, a 250 basis points expectation of margin increase for the full-year. I don’t have second half guidance, but my feeling is that we are still right about there. For the full year, plus or minus I mean, you know, the insurance costs have increased as I said, but for the same-store portfolio with plus or minus right in that neighborhood for the full-year.

<Q – David Richter>: Okay, great, thanks guys.

Operator: And at this time there are no further questions in the queue. I would like to turn the call back over to you Mr. Geller for any additional or closing remarks.

<A – Laurence Geller>: Thanks very much. One thing that these questions have demonstrated to me again is the how the industry is changing and how different segments of the industry are reacting differently. I couldn’t be more pleased with this company’s focus at the high-end in the luxury markets that we go at. I am feeling very, very confident about the demand that we’re seeing out there and we’re pretty enthusiastic and excited about the future. So, thank you for your time, thank you for staying with us and we look forward to speaking to you at the end of next quarter, thank you.

Operator: Thank you everyone for your participation and that does concludes today’s conference. Everyone have a great day.

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